Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No. 5 to Form S-4 of Abri SPAC I, Inc. of our report dated April 28, 2023, except for the restatement paragraph of Note 2, as to which the date is June 16, 2023, with respect to our audits of DLQ, Inc's (the Company) carve-out consolidated financial statements as of December 31, 2022 and 2021 and for the years then ended, which appears in this Proxy Statement/Prospectus on Form S-4. Our report contained an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.

We also consent to the reference to our Firm under the caption "Experts" in such Proxy Statement/Prospectus.

/s/ Frazier Deeter, LLC

Tampa, Florida

August 14, 2023